Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Core Scientific Inc. on Form S-8 (File No. 333-264397) of our report dated March 12, 2024 with respect to our audits of the consolidated financial statements of Core Scientific, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Core Scientific, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
March 12, 2024